Exhibit 5.1

Opinion of Cooley Godward Kronish LLP

SUZANNE SAWOCHKA HOOPER

(650) 843-5180

hooperss@cooley.com

May 15, 2009

Exelixis, Inc.

249 East Grand Ave.

P.O. Box 511

South San Francisco, CA 94083

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Exelixis, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of an aggregate of 5,000,000 shares of the Company’s common stock, $.001 par value (the “Shares”), pursuant to the Company’s 2000 Employee Stock Purchase Plan (the “Plan”).

In connection with this opinion, we have examined the Registration Statement and related Prospectus, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect, the Plan and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and the related Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward Kronish LLP

/s/ Suzanne Sawochka Hooper
Suzanne Sawochka Hooper

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM